CLOSING CERTIFICATE

OF HERITAGE VENTURES LTD., SPECTRAL CAPITAL CORPORATION, AND 42 TELECOM LTD.

DATED AS OF AUGUST 1, 2025

This certificate (this “Certificate”) is delivered by the undersigned, duly appointed Secretaries of the entities listed below (the “Parties”), pursuant to the Definitive Share Exchange Agreement dated July 15, 2025 (the “Agreement”), by and among Spectral Capital Corporation, a Nevada corporation (“Spectral”), Heritage Ventures Ltd., an Irish corporation (“Heritage”), and 42 Telecom Ltd., a Maltese corporation (“42 Telecom”).

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Each of the undersigned, in their respective capacity as corporate Secretary or authorized signatory of their respective company, hereby certifies as follows:

1. Authorization and Binding Effect. All internal corporate approvals necessary to consummate the transactions contemplated by the Agreement, including but not limited to the exchange of shares and all closing deliverables, have been duly obtained. Each Party has executed the Agreement and the related closing documentation, and such agreements are valid, binding, and enforceable obligations of the Parties.

2. Satisfaction of Closing Conditions. All conditions precedent to the Closing under Articles I and VII of the Agreement have been satisfied or waived, including the issuance of the Spectral Shares and Escrow Shares and the delivery of all required corporate approvals and share certificates. There have been no material changes to any party since the date that the Agreement was signed.

3. Immediate Closing. The Closing under Section 1.2 of the Agreement shall be deemed effective as of the date of this Certificate upon execution by the Parties, and the exchange of consideration contemplated under Section 1.1 is hereby confirmed to be complete and legally binding as of the date hereof.

4. Post-Closing Filing of Maltese Share Transfer. The Parties agree that the filing of the transfer of one hundred percent (100%) of the issued and outstanding shares of 42 Telecom Ltd. with the Maltese company registry shall occur immediately following the Closing as a post-closing administrative matter subject to satisfactory execution of the Addendum signed between the parties. Such filing shall be conditioned only upon the execution and delivery to Maltese counsel of a mutually satisfactory implementation of the Addendum. Each Party agrees to promptly cooperate in good faith to finalize and deliver such letter.

5. Ratification of Post-Closing Obligations. The Parties confirm and acknowledge that all post-closing obligations under the Agreement, including PCAOB audit cooperation, Escrow Share management, and performance adjustment mechanics, remain in full force and effect and are not waived or modified by this Certificate.

IN WITNESS WHEREOF, the undersigned have executed this Closing Certificate as of the date first written above.

HERITAGE VENTURES LTD.
By: ___________________________
Name: Federico Germondani
Title: Secretary

SPECTRAL CAPITAL CORPORATION
By: ___________________________
Name: Jenifer Osterwalder
Title: Secretary

42 TELECOM LTD.
By: ___________________________
Name: Orlando Taddeo
Title: Secretary